Exhibit 99.2

FREQUENCY THERAPEUTICS ANNOUNCES EXPANDED FX-322 CLINICAL

DEVELOPMENT PROGRAM AND UPCOMING DAY-90 PHASE 2a ANALYSIS

Company Will Report Data from Phase 2a Sensorineural Hearing Loss (SNHL) Study in Late Q1

2021

First Patient Dosed in Phase 1b Study of Age-Related Hearing Loss; Additional Phase 1b Study

for Severe SNHL Patients to Start This Quarter

WOBURN, Mass., October 29, 2020 – Frequency Therapeutics, Inc. (Nasdaq: FREQ), a clinical-stage biotechnology company focused on harnessing the body’s innate biology to repair or reverse damage caused by a broad range of degenerative diseases, today provided an update to its strategy and clinical development program for FX-322, its lead product candidate for the treatment of acquired sensorineural hearing loss (SNHL). SNHL is the primary cause of more than 90 percent of all hearing loss.

The Company announced today plans to report an analysis of day-90 data from its Phase 2a study of FX-322 in late Q1 2021. In its previously disclosed Phase 1/2 study, Frequency observed improvements in key measures of hearing function, following a single dose of FX-322, in patients with moderate to moderately severe acquired SNHL. The evaluation period for the Phase 1/2 study was 90 days.

The primary objectives of the FX-322 Phase 2a study are to: 1) further establish the hearing signal observed in the Phase 1/2 study; 2) evaluate the impact of multiple doses; and 3) characterize exploratory endpoints to inform future studies.

Frequency also is expanding its clinical development program to evaluate FX-322’s clinical profile in other SNHL patient groups, including age-related and severe SNHL patients, in order to identify the broadest population that may benefit from its potentially restorative therapeutic approach.

Summary of FX-322 clinical studies and anticipated milestones:

•

FX-322 Phase 2a study of patients with mild to moderately severe acquired SNHL (ages 18-65): The Phase 2a study completed enrollment with 95 patients in September 2020. The Company today announced plans to provide a complete analysis of day-90 Phase 2a study data, which is anticipated late in Q1 2021. The Phase 2a end-of-study (seven month) readout is anticipated late in Q2 2021.

•	FX-322 Phase 1b study of patients with age-related hearing loss (ages 66 – 85): The first patient in this study was dosed in October 2020 and the complete data readout is anticipated in Q2 2021.

•	FX-322 Phase 1b study in patients with severe SNHL (ages 18-65): This study is expected to start this quarter and the complete data readout is anticipated in Q3 2021.

“The first half of 2021 will be an important period for Frequency in which we will obtain multiple clinical datasets that will guide and potentially accelerate our future regulatory and later stage development activities,” said David L. Lucchino, Frequency’s chief executive officer. “Improved clarity of sound and speech remains the critical unmet need for the tens of millions of individuals in the US with hearing loss, and we look forward to sharing key insights from our Phase 2a study early next year.”

FX-322 Phase 2a Study

The Phase 2a day-90 readout will assess all efficacy and safety endpoints following single or multiple doses of FX-322, or placebo. This evaluation period is consistent with the prior Phase 1/2 study of FX-322, in which the Company observed improvements in word recognition scores following a single intratympanic dose of FX-322 in patients with moderate to moderately severe acquired SNHL.

The end of Phase 2a data readout will evaluate the same metrics as at day-90, as well as the durability of the effect of FX-322 over seven months.

The Phase 2a study is a double-blind, placebo-controlled, single and repeat dose study of FX-322 in patients aged 18 to 65 with mild to moderately severe acquired SNHL. The FX-322 Phase 2a study has four dose cohorts and hearing function is regularly tested in all patients over the course of seven months. The study is being conducted at private ear, nose and throat clinics across the US.

Efficacy measures include speech intelligibility (clarity), as measured by standard, validated word recognition (WR) and words-in-noise (WIN) testing. Exploratory efficacy measures include pure tone audiometry at extended high frequencies (up to 16kHz) that are known to contribute to speech intelligibility, as well as assessments of tinnitus and quality of life measures.

At the American Academy of Otolaryngology – Head and Neck Surgery Foundation (AAO-HNSF) annual meeting in September 2020, Frequency presented clinical results from a follow-up durability study of patients who had shown statistically significant improvements in word recognition scores in the Phase 1/2 study. These data showed that three of four patients maintained statistically significant improvements in word recognition between 13 - 21 months following initial dosing, while a fourth patient maintained some improvement. A fifth patient that had shown non-statistically significant improvements had returned to baseline.

The results of the Phase 2a end of study analysis, as well as those reported from the age-related hearing loss and severe SNHL studies, are expected to provide the basis for an end of Phase 2 meeting with the US Food and Drug Administration regarding potential registrational studies of FX-322.

New FX-322 Clinical Studies:

•

FX-322 Phase 1b Study for Age-Related Hearing Loss: Frequency announced today that the first patient has been dosed in a Phase 1b safety study of FX-322 for age-related hearing loss. The study is a double-blind, placebo-controlled, randomized multicenter safety study of up to 30 individuals aged 66-85 with mild to moderately severe age-related hearing loss. In the Phase 1/2 study of FX-322, which enrolled patients with sudden SNHL and noise-induced hearing loss, the mean age of study participants was in the mid 50’s.

The primary objectives of the Phase 1b study are to assess the local and systemic safety of a single dose of FX-322 and evaluate hearing responses in an older adult cohort. Study participants will be randomized 4:1 to receive either FX-322 or placebo in one ear. Validated measures of hearing including WR, WIN and pure tone audiometry will be used. Safety, otologic and audiologic assessments will be conducted at day 30 and 90 following administration of FX-322 or placebo. Frequency expects to share results from this study in Q2 2021.

•

FX-322 Phase 1b Study of Severe SNHL: Frequency plans to start a Phase 1b study in patients aged 18-65 with severe SNHL this quarter. Severe SNHL is defined as a pure tone average deficit between 71-90 dB. Many patients with this clinical profile typically would be candidates for cochlear implants. This study is expected to employ a similar design to the age-related Phase 1b study that is currently underway. Frequency expects to share results from this study in Q3 2021.

“Over this past year we shared results from clinical research that built on our original Phase 1/2 data. These recent findings have given us additional confidence that FX-322 reaches the site of action in the cochlea at therapeutic levels, that the treatment may be durable and disease modifying and that it continues to show a favorable safety profile,” added Carl LeBel, Ph.D., Frequency’s chief development officer. “We look forward to the Phase 2a day-90 analysis of FX-322, and we expect that these data will enable us to refine the design and endpoints of future studies and provide a fuller understanding of the effects of FX-322 on hearing clarity.”

About Sensorineural Hearing Loss

Sensorineural hearing loss is the most common form of hearing loss, typically resulting from damage to auditory sensory hair cells in the inner ear. These cells convert sound waves to a signal sent to the brain. Sensory hair cells may be lost due to chronic noise exposure, aging, certain viral infections or exposure to drugs that are toxic to the ear. This type of damage impacts hundreds of millions of individuals in the U.S. and worldwide.

About Frequency Therapeutics

Frequency Therapeutics is a leader in the development of medicines designed to activate progenitor cells within the body to treat degenerative diseases. The Company’s progenitor cell activation (PCA) approach stimulates progenitor cells to create functional tissue with the aim of developing disease modifying therapies. The Company’s lead product candidate, FX-322, is designed to regenerate auditory hair cells to restore hearing function. In a FX-322 Phase 1/2 study, statistically significant and clinically meaningful improvements in key measures of hearing function in patients with sensorineural hearing loss were observed. FX-322 is being evaluated in multiple ongoing clinical studies in patients with sensorineural hearing loss. The Company also is evaluating additional diseases where its PCA approach could create functional tissue, including a pre-clinical program in multiple sclerosis.

Headquartered in Woburn, Mass., Frequency has a license and collaboration agreement with Astellas Pharma Inc. for FX-322, for which it retains U.S. rights, as well as additional collaboration and licensing agreements with academic and nonprofit research organizations including The Scripps Research Institute, Massachusetts Eye and Ear, Cambridge Enterprises Limited, Mass General Brigham and the Massachusetts Institute of Technology. For more information, visit www.frequencytx.com and follow Frequency on Twitter @Frequencytx.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the Phase 2a clinical trial, the Phase 1b study of age-related hearing loss, the Phase 1b study of severe SNHL, design, pace and timing of enrollment for the Phase 1b studies in age-related hearing loss and severe SNHL, the timing and completeness of data readouts from the Phase 2a clinical trial and the Phase 1b studies in age-related hearing loss and severe SNHL, the therapeutic levels of FX-322 predicted in the exploratory pharmacokinetic study, the ability of our technology platform to provide patient benefit, the impact of COVID-19 on the Company’s on-going and planned clinical trials and business, increases in headcount, future milestone and royalty payments under the license and collaboration agreement with Astellas, estimates of the size of the hearing loss population and population at risk for hearing loss, the Company’s ability to advance its hearing program and further diversify its portfolio and the potential application of the PCA platform to other diseases.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the impact of COVID-19 on the Company’s ongoing and planned clinical trials, research and development and manufacturing activities, the relocation of the Company’s offices and laboratory facilities, the Company’s business and financial markets; the Company has incurred and will continue to incur significant losses and is not and may never be profitable; the Company’s need for additional funding to complete development and commercialization of any product candidate; the Company’s dependence on the development of FX-322; the unproven approach of the PCA platform; the lengthy, expensive and uncertain process of clinical drug development and regulatory approval; limited experience successfully obtaining marketing approval for and commercializing product candidates; the results of earlier clinical trials not being indicative of the results from later clinical trials; differences between preliminary or interim data and final data; adverse events or undesirable side effects; disruptions at the FDA and other regulatory agencies; failure to identify additional product candidates; new or changed legislation; failure to maintain Fast Track designation for FX-322 and such designation failing to result in faster development or regulatory review or approval; costly and damaging litigation, including related to product liability or intellectual property or brought by stockholders; dependence on Astellas Pharma Inc. for the development and commercialization of FX-322 outside of the United States; misconduct by employees or independent contractors; reliance on third parties, including to conduct clinical trials and manufacture product candidates; compliance with laws and regulations, including healthcare and environmental, health, and safety laws and regulations; failure to obtain, maintain and enforce protection of patents and other intellectual property; security breaches or failure to protect private personal information; attracting and retaining key personnel; and ability to manage growth.

These and other important factors discussed under the caption “Risk factors” in the Company’s Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 12, 2020 and its other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

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Contacts:

Investor Contact:

Carlo Tanzi, Ph.D.

Kendall Investor Relations

ctanzi@kendallir.com

617-914-0008

Media Contact:

Suzanne Day

Frequency Therapeutics

sday@frequencytx.com

781-496-2211